Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Third Quarter 2015 Results

  Q3 2015 Revenue and FEPS of $151.1 million and $0.57, a constant currency increase of 18% and 30%, respectively;

  Cash and equivalents of $111.0 million as of March 31, 2015 and operating cash flow of $49.3 million in Q3 2015.

JOHANNESBURG, May 7, 2015 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the third quarter of fiscal 2015.

Summary Financial Metrics

	Three months ended March 31,
			% change	% change
	2015	2014	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	151,121	138,126	9%	18%
GAAP net income	24,358	17,182	42%	53%
Fundamental net income (1)	26,519	21,688	22%	32%
GAAP earnings per share ($)	0.52	0.38	39%	50%
Fundamental earnings per share ($) (1)	0.57	0.47	21%	30%
Fully-diluted shares outstanding (‘000’s)	46,739	45,954	2%	2%
Average period USD1:ZAR exchange rate	11.74	10.87	8%

	Nine months ended March 31,
			% change	% change
	2015	2014	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	461,693	398,903	16%	25%
GAAP net income	70,821	41,527	71%	84%
Fundamental net income (1)	80,985	57,009	42%	54%
GAAP earnings per share ($)	1.51	0.91	67%	80%
Fundamental earnings per share ($) (1)	1.73	1.25	38%	50%
Fully-diluted shares outstanding (‘000’s)	46,907	45,997	2%	2%
Average period USD1:ZAR exchange rate	11.23	10.38	8%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q3 2015 and Q3 2014 results

  Unfavorable impact from the strengthening of the USD against the ZAR: The USD appreciated by 8% against the ZAR during Q3 2015, which negatively impacted our reported results;
  Increased contribution by KSNET: Our results were positively impacted by growth in our Korean operations and a refund of $1.7 million that had been paid several years ago in connection with industry-wide litigation that has now been finalized;
  Increase in the number of SASSA grants paid: Our revenue and operating income have increased as a result of the higher number of SASSA UEPS/EMV cardholders paid during fiscal 2015 compared with 2014; and
  Continued growth in financial inclusion services: We continued to grow our financial inclusion services offerings during Q3 2015, which has resulted in higher revenues and operating income from more sales of low-margin prepaid airtime and UEPS-based lending.

Comments and Outlook

“I continue to be very positive about the future of our Group as we continue to diversify our business activities to minimize the risks that are intrinsic in customer concentration, government contracts and localized business conditions,” said Dr. Serge Belamant, Chairman and CEO of Net1. “This was our overarching strategic objective and it is a testament of our staff’s competence and dedication that we were able to achieve this goal whilst continuing to grow our revenue and profitability,” he concluded.

“Our financial and operating performance, including the increased investment in our newer growth and international initiatives, continues to track the strategic developments in our business,” said Herman Kotzé, Chief Financial Officer of Net1. “We are increasing our expected fundamental earnings per share for fiscal 2015 to at least $2.38, assuming a constant currency base of ZAR10.40/ $1 and a share count of 46.5 million shares,” he concluded.

Update on SASSA tender process

As ordered by the South African Constitutional Court in its April 2014 ruling, SASSA initiated a new tender process for a five-year contract relating to the payment of social grants by issuing an initial Request for Proposal (“RFP“) in October 2014. Following a detailed analysis of the tender specifications, we concluded that the tender specifications were not sufficiently clear regarding a number of critical points and failed to comply with the RFP requirements specified in the Court’s ruling and, in November 2014, we applied to the Court for an order setting aside the RFP and directing SASSA to issue a corrected RFP. Although the Court did not set aside the RFP, it did order SASSA to issue a draft amended RFP. SASSA issued amended RFPs on two separate occasions (in December 2014 and February 2015). We continued to object to deficiencies in the amended RFPs and made further applications to the Court setting forth our objections. In February 2015, SASSA applied to the Court for an extension of time to address our objections.

In orders dated March 19 and 24, 2015, the Court ordered SASSA to effect further amendments to the RFP to address our objections. The Court ordered that, absent further objections (1) SASSA must circulate a further amended draft RFP by April 17, 2015; (2) all bids must be submitted by May 17, 2015 and (3) SASSA shall award the new tender by October 15, 2015. The Court’s April 2014 ruling does not require SASSA to award a new tender, though we expect that any decision not to make an award would be subject to judicial review and scrutiny. On April 17, 2015, SASSA issued and circulated an amended RFP to all prospective bidders. The amended RFP specifies that bidders must submit their proposals to SASSA on or before May 18, 2015 and also states that no part of the contents of the RFP may be used, copied, disclosed or conveyed in whole or in part to any party in any manner whatsoever other than for the purpose of the proposal.

We are currently analyzing the RFP to determine whether it is in the best interest of the Company to participate in the tender process or to focus on our other financial services businesses without being a contractor to SASSA. We have not yet made a final determination but expect to do so by the tender deadline. In any event, we cannot predict what the timing or ultimate outcome of the tender process will be, or if a new tender award will be made at all after the process is complete.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

     South African transaction processing

The South African transaction processing segment consists mainly of pension and welfare benefit distribution services provided to the South African government, and transaction processing for retailers, utilities, medical-related claim service customers and banks.

Segment revenue was $58.0 million in Q3 2015, up 1% compared with Q3 2014 in USD and up 9% on a constant currency basis. In ZAR, the increase in segment revenues was primarily due to more low-margin transaction fees generated from beneficiaries using the South African National Payment System and more intersegment transaction processing activities. In addition, revenue from the distribution of social welfare grants grew modestly during the year and was in-line with the increase in unique welfare cardholder recipients, net of removal of invalid and fraudulent beneficiaries, partially offset by the loss of MediKredit revenue as a result of the sale of that business. Segment operating income margin in Q3 2015 and Q3 2014 was 23% and 16%, respectively, and has increased primarily due to more higher-margin intersegment transaction processing activities, the elimination of MediKredit losses and an increase in the number of beneficiaries paid in Q3 2015.

     International transaction processing

The International transaction processing segment consists mainly of payment processing services for merchants and card issuers in South Korea. The segment also includes Zazoo start-up costs in the UK and India related to the establishment of payment solutions and transaction processing operations in these territories, transaction processing of UEPS-enabled smartcards in Botswana and transaction processing of medical-related claims in the United States.

KSNET contributes the majority of our revenues and operating income in this segment. Segment revenue was $38.3 million in Q3 2015, up 9% compared with Q3 2014 in USD and 17% on a constant currency basis. Revenue increased primarily due to higher transaction volume at KSNET during the third quarter of fiscal 2015. Operating income during Q3 2015 was higher due to increase in revenue contribution from KSNET, but partially offset by Zazoo start-up costs in the UK and India. Operating income and margin for the third quarter of fiscal 2015, was also positively impacted by a refund of approximately $1.7 million that had been paid several years ago in connection with industry-wide litigation that has now been finalized. Operating income margin for the third quarter of fiscal 2015 and 2014 was 17% and 13%, respectively, and was higher in fiscal 2015 primarily due to the refund referred to above.

     Financial inclusion and applied technologies

The Financial inclusion and applied technologies segment includes our smart card accounts, lending and life insurance businesses. This segment also includes the economics from merchants and card holders using our merchant acquiring system, the sale of prepaid products (electricity and airtime) and the sale of hardware and software.

Segment revenue was $66.8 million in Q3 2015, up 19% compared with Q3 2014 in USD and 28% on a constant currency basis. Financial inclusion and applied technologies revenue and operating income increased primarily due to higher prepaid airtime sales driven by the rollout of our prepaid airtime product, an increase in the number of UEPS-based loans as we rolled out our product nationally, more ad hoc terminal and card sales and, in ZAR, an increase in intersegment revenues. Smart Life did not contribute to operating income in fiscal 2015 and 2014 due to the FSB suspension of its license. Segment operating income margin in Q3 2015 and Q3 2014 was 27% and 29%, respectively.

     Corporate/eliminations

Corporate/eliminations generally includes acquisition-related intangible asset amortization; expenditure related to compliance with the Sarbanes-Oxley Act of 2002; non-employee directors’ fees; employee and executive bonuses; stock-based compensation; legal fees; audit fees; directors and officers insurance premiums; telecommunications expenses; property-related expenditures including utilities, rental, security and maintenance; and elimination entries.

The decrease in our corporate expenses was primarily due to lower US government investigations-related and US lawsuit expenses, audit fees and other corporate head office-related expenses.

     Cash flow and liquidity

At March 31, 2015, we had cash and cash equivalents of $111.0 million, up from $58.7 million at June 30, 2014. The increase in our cash balances from June 30, 2014, was primarily due to the expansion of all of our core businesses, and to a lesser extent due to the cash conservation resulting from the sale of loss-incurring businesses, offset by provisional tax payments and the scheduled Korean debt repayment in October 2014.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the increase in cash from operating activities resulted from improved trading activity during fiscal 2015. Capital expenditures for Q3 2015 and 2014 were $6.3 million and $4.8 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in South Korea and rollout of ATMs in South Africa.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses; as well as in fiscal 2015, a refund ( net of taxes) related to Korean industry-wide litigation that has now been finalized. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q3 2015 results on May 8, 2015, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 31, 2015.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$151,121	$138,126	$461,693	$398,903
EXPENSE
Cost of goods sold, IT processing, servicing
and support	71,094	63,149	217,274	187,591
Selling, general and administration	38,001	40,586	118,122	121,916
Depreciation and amortization	10,060	10,442	30,391	30,245
OPERATING INCOME	31,966	23,949	95,906	59,151
INTEREST INCOME	4,211	3,438	11,888	9,993
INTEREST EXPENSE	941	1,734	3,360	5,712
INCOME BEFORE INCOME TAX EXPENSE	35,236	25,653	104,434	63,432
INCOME TAX EXPENSE	10,305	8,535	32,156	22,119
NET INCOME BEFORE EARNINGS FROM
EQUITY-ACCOUNTED INVESTMENTS	24,931	17,118	72,278	41,313
EARNINGS FROM EQUITY-ACCOUNTED
INVESTMENTS	65	52	233	202
NET INCOME	24,996	17,170	72,511	41,515
LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	638	(12)	1,690	(12)
NET INCOME ATTRIBUTABLE TO NET1	$24,358	$17,182	$70,821	$41,527
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.52	$0.38	$1.51	$0.91
Diluted earnings attributable to Net1 shareholders	$0.52	$0.37	$1.51	$0.90

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2015	2014
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$111,002	$58,672
Pre-funded social welfare grants receivable	2,853	4,809
Accounts receivable, net of allowances of – March: $2,347; June: $1,313	136,520	148,067
Finance loans receivable, net of allowances of – March: $4,707; June: $3,083	44,935	53,124
Inventory	12,095	10,785
Deferred income taxes	6,828	7,451
Total current assets before settlement assets	314,233	282,908
Settlement assets	651,615	725,987
Total current assets	965,848	1,008,895
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – March: $98,213; June: $91,422	48,395	47,797
EQUITY-ACCOUNTED INVESTMENTS	930	878
GOODWILL	169,433	186,576
INTANGIBLE ASSETS, net of accumulated amortization of – March: $82,546; June: $78,781	51,665	68,514
OTHER LONG-TERM ASSETS, including reinsurance assets	35,781	38,285
TOTAL ASSETS	1,272,052	1,350,945
LIABILITIES
CURRENT LIABILITIES
Accounts payable	15,341	17,101
Other payables	41,087	42,257
Current portion of long-term borrowings	-	14,789
Income taxes payable	10,215	7,676
Total current liabilities before settlement obligations	66,643	81,823
Settlement obligations	651,615	725,987
Total current liabilities	718,258	807,810
DEFERRED INCOME TAXES	11,841	15,522
LONG-TERM BORROWINGS	60,027	62,388
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	20,250	23,477
TOTAL LIABILITIES	810,376	909,197
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 46,607,153; June: 47,819,299	64	63
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: March: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	213,264	202,401
TREASURY SHARES, AT COST: March: 18,057,228; June: 15,883,212	(214,520)	(200,681)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(131,415)	(82,741)
RETAINED EARNINGS	593,954	522,729
TOTAL NET1 EQUITY	461,347	441,771
NON-CONTROLLING INTEREST	329	(23)
TOTAL EQUITY	461,676	441,748
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,272,052	$1,350,945

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$24,996	$17,170	$72,511	$41,515
Depreciation and amortization	10,060	10,442	30,391	30,245
Earnings from equity-accounted investments	(65)	(52)	(233)	(202)
Fair value adjustments	(449)	110	(270)	49
Interest payable	(23)	30	1,276	1,696
Profit on disposal of property, plant and equipment	(64)	(26)	(295)	(42)
Stock-based compensation charge	731	922	2,682	2,820
Facility fee amortized	36	79	170	657
Decrease (Increase) in accounts receivable, pre-
funded social welfare grants receivable and finance
loans receivable	3,379	(6,443)	5,534	(67,521)
(Increase) Decrease in inventory	(26)	2,821	(2,771)	979
Increase (Decrease) in accounts payable and other payables	4,735	2,656	(7,654)	(10,895)
Increase in taxes payable	7,465	8,069	4,113	9,431
Decrease in deferred taxes	(1,467)	(1,141)	(2,025)	(3,019)
Net cash provided by operating activities	49,308	34,637	103,429	5,713
Cash flows from investing activities
Capital expenditures	(6,307)	(4,848)	(24,822)	(17,309)
Proceeds from disposal of property, plant and equipment	163	123	777	2,124
Proceeds from sale of business	-	-	1,895	-
(Investment in equity in) Repayment of loan by equity-accounted investment	-	(25)	-	(25)
Other investing activities	-	571	(29)	570
Net change in settlement assets	(188,315)	(277,912)	10,283	(21,409)
Net cash used in investing activities	(194,459)	(282,091)	(11,896)	(36,049)
Cash flows from financing activities
Repayment of long-term borrowings	-	-	(14,128)	(87,008)
Long-term borrowings utilized	798	1,028	2,976	72,633
Acquisition of treasury stock	-	-	(9,151)	-
Sale of equity to non-controlling interest	-	-	1,407	-
Dividends paid to non-controlling interest	(1,024)	-	(1,024)	-
Proceeds from issue of common stock	791	88	1,780	88
Payment of facility fee	-	-	-	(872)
Proceeds from bank overdraft	-	-	-	24,580
Repayment of bank overdraft	-	(23,335)	-	(23,335)
Acquisition of interests in KSNET	-	-	-	(1,968)
Net change in settlement obligations	188,315	277,912	(10,283)	21,409
Net cash provided (used in) by financing activities	188,880	255,693	(28,423)	5,527
Effect of exchange rate changes on cash	(3,708)	274	(10,780)	2,019
Net increase (decrease) in cash and cash equivalents	40,021	8,513	52,330	(22,790)
Cash and cash equivalents – beginning of period	70,981	22,362	58,672	53,665
Cash and cash equivalents – end of period	$111,002	$30,875	$111,002	$30,875

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended March 31, 2015 and 2014 and December 31, 2014

								Change – constant
				Change - actual				exchange rate(1)
				Q3 ‘15		Q3 ‘15		Q3 ‘15		Q3 ‘15
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q3 ‘15	Q3 ‘14	Q2 ‘15	Q3‘14		Q2 ‘15		Q3‘14		Q2 ‘15
Revenue:
South African transaction processing	$57,999	$57,397	$58,427	1%		(1%	)	9%		4%
International transaction processing	38,311	35,245	40,466	9%		(5%	)	17%		(1%	)
Financial inclusion and applied technologies	66,830	56,226	67,531	19%		(1%	)	28%		4%
Subtotal: Operating segments	163,140	148,868	166,424	10%		(2%	)	18%		3%
Intersegment eliminations	(12,019)	(10,742)	(12,293)	12%		(2%	)	21%		2%
Consolidated revenue	$151,121	$138,126	$154,131	9%		(2%	)	18%		3%

Operating income:
South African transaction processing	$13,218	$9,137	$12,883	45%		3%		56%		7%
International transaction processing	6,579	4,642	5,743	42%		15%		53%		20%
Financial inclusion and applied technologies	17,906	16,459	17,827	9%		0%		17%		5%
Subtotal: Operating segments	37,703	30,238	36,453	25%		3%		35%		8%
Corporate/Eliminations	(5,737)	(6,289)	(5,638)	(9%	)	2%		(1%	)	6%
Consolidated operating income	$31,966	$23,949	$30,815	33%		4%		44%		9%

Operating income margin (%)
South African transaction processing	23%	16%	22%
International transaction processing	17%	13%	14%
Financial inclusion and applied technologies	27%	29%	26%
Consolidated operating margin	21%	17%	20%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2015 also prevailed during the third quarter of fiscal 2014 and the second quarter of fiscal 2015.

Nine months ended March 31, 2015 and 2014

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2015		F2015
			vs		vs
Key segmental data, in ’000, except margins	F2015	F2014	F2014		F2014
Revenue:
South African transaction processing	176,678	173,312	2%		10%
International transaction processing	121,981	110,524	10%		19%
Financial inclusion and applied technologies	199,558	143,502	39%		50%
Subtotal: Operating segments	498,217	427,338	17%		26%
Intersegment eliminations	(36,524)	(28,435)	28%		39%
Consolidated revenue	461,693	398,903	16%		25%

Operating income:
South African transaction processing	39,740	22,726	75%		89%
International transaction processing	19,671	15,305	29%		39%
Financial inclusion and applied technologies	53,340	42,559	25%		36%
Subtotal: Operating segments	112,751	80,590	40%		51%
Corporate/Eliminations	(16,845)	(21,439)	(21%	)	(15%	)
Consolidated operating income	95,906	59,151	62%		75%

Operating income margin (%)
South African transaction processing	22%	13%
International transaction processing	16%	14%
Financial inclusion and applied technologies	27%	30%
Overall operating margin	21%	15%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the year to date fiscal 2015 also prevailed during the year to date fiscal 2014.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended March 31, 2015 and 2014

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2015	2014	2015	2014	2015	2014	2015	2014

GAAP	24,358	17,182	0.52	0.38	285,520	186,842	6.13	4.08

Intangible asset amortization, net .	2,743	3,443			32,164	37,431
Refund related to litigation finalized in Korea, net	(1,354)	-			(15,899)	-
Stock-based compensation charge	731	922			8,584	10,026
Facility fees for KSNET debt	36	79			423	859
US government investigations- related and US lawsuit expenses	5	62			59	674
Fundamental	26,519	21,688	0.57	0.47	310,851	235,832	6.68	5.15

Nine months ended March 31, 2015 and 2014

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2015	2014	2015	2014	2015	2014	2015	2014

GAAP	70,821	41,527	1.51	0.91	794,973	431,054	17.00	9.42

Intangible asset amortization, net .	8,525	9,385			95,694	97,414
Stock-based compensation charge	2,682	2,914			30,106	30,248
Refund related to litigation finalized in Korea, net	(1,354)				(15,199)	-
Facility fees for KSNET debt	170	657			1,908	6,820
US government investigations- related and US lawsuit expenses	141	2,526			1,583	26,220
Fundamental	80,985	57,009	1.73	1.25	909,065	591,756	19.44	12.94

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2015 and 2014

	2015	2014

Net income (USD’000)	24,358	17,182
Adjustments:
Profit on sale of property, plant and equipment	(64)	(26)
Tax effects on above	18	7

Net income used to calculate headline earnings (USD’000)	24,312	17,163
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,561	45,776
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,739	45,954
Headline earnings per share:
Basic, in USD	0.52	0.37
Diluted, in USD	0.52	0.37

Nine months ended March 31, 2015 and 2014

	2015	2014

Net income (USD’000)	70,821	41,527
Adjustments:
Profit on sale of property, plant and equipment	(295)	(42)
Tax effects on above	83	12

Net income used to calculate headline earnings (USD’000)	70,609	41,497
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,770	45,742
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,907	45,997
Headline earnings per share:
Basic, in USD	1.51	0.91
Diluted, in USD	1.51	0.90

Calculation of the denominator for headline diluted earnings per share

	Q3 ‘15	Q3 ‘14	F2015	F2014

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	46,561	45,776	46,770	45,742
Effect of dilutive securities under GAAP	178	178	137	255
Denominator for headline diluted earnings per share	46,739	45,954	46,907	45,997

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.